The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-163211

SUBJECT TO COMPLETION, DATED NOVEMBER 19, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 19, 2009)

$

TD AMERITRADE Holding Corporation

$          % Senior Notes due
$          % Senior Notes due

We are offering $      principal amount of     % Senior Notes due          , which we refer to in this prospectus supplement as our “          notes,” and $     principal amount of     % Senior Notes due           , which we refer to in this prospectus supplement as our “          notes.” We collectively refer to both series of notes offered hereby as our “notes.”

We will pay interest on the notes on          and          of each year, commencing on          , 2010. We may redeem some or all of the notes at any time and from time to time at the redemption price described herein.

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness from time to time outstanding, including all other senior unsubordinated notes issued under the indenture. The notes will be jointly and severally and fully and unconditionally guaranteed by each of our current and future subsidiaries that is or becomes a borrower or a guarantor under our Restated Credit Agreement on or after the settlement date with respect to the notes.

Investing in any series of the notes involves risks.  See “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total	Per Note	Total

Public Offering Price (1)	%	$	%	$
Underwriting Discount	%	$	%	$
Proceeds to us (before expenses)	%	$	%	$

(1) Plus accrued interest, if any, from November   , 2009, if settlement occurs after that date.

The notes will not be listed on any securities exchange or quoted on any automated quotation system. There is currently no public market for the notes.

The underwriters expect to deliver the notes to purchasers in book-entry form through the facilities of The Depository Trust Company, including its participants Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about November   , 2009.

Joint Book-Running Managers and Joint Lead Managers

BofA Merrill Lynch	Citi
Joint Lead Manager

TD Securities

Co-Managers

Barclays Capital	J.P. Morgan	Wells Fargo Securities

BNY Mellon Capital Markets, LLC

November   , 2009

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific details regarding this offering and the notes offered hereby. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference herein as described under “Where You Can Find More Information” in this prospectus supplement.

Unless otherwise indicated, references in this prospectus supplement to the terms “we,” “us,” the “Company” or “TD AMERITRADE” mean TD AMERITRADE Holding Corporation and its subsidiaries, and references to “fiscal” mean the Company’s fiscal year ended September 30 (for fiscal years 2009, 2008 and 2007) or the last Friday of September (for fiscal years prior to 2007).

If the description of the offering set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer or solicitation on our behalf or on behalf of the underwriters to subscribe for and purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The representations, warranties and covenants made by the Company in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of the Company’s affairs.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus supplement, regardless of when furnished to the SEC. We incorporate by reference the following documents we have already filed with the SEC (file number 000-49992) and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act” (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2009 filed with the SEC on November 13, 2009;

•	Current Reports on Form 8-K filed with the SEC on October 30, 2009 and November 10, 2009; and

ii

•	Definitive Proxy Statement for the 2009 Annual Meeting of Stockholders filed with the SEC on January 6, 2009.

Our SEC filings are available free of charge through our Internet website at http://www.amtd.com as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. However, the information on our Internet site is not part of this prospectus or any accompanying prospectus supplement or other offering materials. You may also request a copy of our SEC filings at no cost, by writing or telephoning us at:

TD AMERITRADE Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127
Attention: Investor Relations
Telephone: (800) 237-8692

Our SEC filings are also available at the SEC’s website at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated herein by reference, contain a number of forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions. In particular, forward-looking statements include, without limitation, our expectations regarding: the effect of client trading activity on our results of operations; the effect of changes in interest rates on our net interest spread; average commissions and transaction fees per trade; amounts of commissions and transaction fees, asset-based revenues and other revenues; our migration of client cash balances into the insured deposit account offering; amounts of total expenses; our effective income tax rate; our capital and liquidity needs and our plans to finance such needs; and the impact of recently-issued accounting pronouncements. Our actual results could differ materially from those anticipated in such forward-looking statements. Important factors that may cause such differences include, but are not limited to: general economic and political conditions; fluctuations in interest rates; stock market fluctuations and changes in client trading activity; credit risk with clients and counterparties; increased competition; systems failures and capacity constraints; network security risks; our ability to service debt obligations; our ability to achieve the benefits of the thinkorswim Group Inc. acquisition; regulatory and legal uncertainties and the other risks and uncertainties set forth under the caption “Item 1A—Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You should refer to the “Risk Factors” section of this prospectus supplement and to the Company’s periodic and current reports filed with the SEC for specific risks which would cause actual results to be significantly different from those expressed or implied by these forward-looking statements. Any forward-looking statements speak only as of the date the statement is made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus supplement and the accompanying prospectus are cautioned not to place undue reliance on the forward-looking statements.

iii

SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the notes. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement.

TD AMERITRADE Holding Corporation

We are a leading provider of securities brokerage services and technology-based financial services to retail investors and business partners, predominantly through the Internet, a national branch network and relationships with independent registered investment advisors. Our services appeal to a broad market of independent, value-conscious retail investors, traders, financial planners and institutions. We use our efficient platform to offer brokerage services to retail investors and institutions under a simple, low-cost commission structure.

We have been an innovator in electronic brokerage services since entering the retail securities brokerage business in 1975. We believe that we were the first brokerage firm to offer the following products and services to retail clients: touch-tone trading; trading over the Internet; unlimited, streaming, free real-time quotes; extended trading hours; direct access; and commitment on the speed of order execution. Since initiating online trading, we have substantially increased our number of brokerage accounts, average daily trading volume and total assets in client accounts. We have also built, and continue to invest in, a proprietary trade processing platform that is both cost-efficient and highly scalable, significantly lowering our operating costs per trade. In addition, we have made significant and effective investments in building the TD AMERITRADE brand.

We intend to capitalize on the growth and consolidation of the retail brokerage industry in the United States and leverage our low-cost infrastructure to grow our market share and profitability. Our long-term growth strategy is to increase our market share of client assets by providing superior offerings to long-term investors, registered investment advisers (“RIA”), and active traders. We strive to enhance the client experience by providing sophisticated asset management products and services, enhanced technological capabilities that enable self-directed investors to trade and invest in new asset classes and a superior, proprietary, single-platform system to support RIAs. The key elements of our strategy are as follows:

•	Focus on retail brokerage services;

•	Provide a comprehensive long-term investor solution;

•	Maintain industry leadership and market share with active traders;

•	Remain among the premier asset gatherers in the United States;

•	Realize the benefits of the thinkorswim Group Inc. integration;

•	Leverage investor education in trading and asset gathering;

•	Continue to be a leader in the RIA industry;

•	Leverage our infrastructure to add incremental revenue;

•	Continue to differentiate our offerings through innovative technologies and service enhancements;

•	Continue to be a low-cost provider of quality services;

•	Leverage the TD AMERITRADE brand; and

•	Continue to aggressively pursue growth through acquisitions.

By focusing on and executing our strategy, we have been able to develop and maintain our strong financial model.

Recent Developments

On October 27, 2009, the Company released its results for the quarter and fiscal year ending September 30, 2009. We reported net income of $157 million and EBITDA (earnings before interest, taxes, depreciation and amortization) of $301 million for the quarter on record net revenues of $658 million resulting in an EBITDA margin of 46%. See “— Summary Consolidated Historical Financial Data” for a reconciliation of EBITDA to pre-tax income. For the fiscal year ended September 30, 2009, we reported net income of $644 million, or $1.10 per diluted share, and EBITDA of $1,219 million on net revenues of $2,408 million resulting in an EBITDA margin of 51%. The fourth quarter of fiscal 2009 represented a record quarter of trading activity, with average client trades per day of approximately 411,000. For the fiscal year ended September 30, 2009, the Company processed approximately 372,000 average client trades per day, an increase of 23 percent over the fiscal year ended September 30, 2008. We continued to execute on our account and asset gathering strategies, opening 737,000 new accounts and attracting $27 billion in net new client assets for the fiscal year.

On November 5, 2009, we entered into an Amendment No. 4 and Assumption Agreement (“Amendment No. 4”) to our Existing Credit Agreement (as defined below), among the Company, the lenders party thereto and The Bank of New York Mellon, as administrative agent. Amendment No. 4 reduces the existing commitments under our existing revolving credit facility (the “Revolving Facility”) to zero and replaces such commitments by adding new incremental commitments under the Revolving Facility from a syndicate of lenders in an aggregate amount of $300 million. In addition, Amendment No. 4 extends the maturity date of the Revolving Facility to December 31, 2012. Depending on the type of borrowing, the applicable interest rate under the Revolving Facility, after giving effect to Amendment No. 4, is calculated as a per annum rate equal to (a) LIBOR plus an applicable margin, which is currently 2.50% for LIBOR loans, or (b) (i) the greater of (x) the prime rate, (y) the federal funds effective rate plus 0.5% or (z) one-month LIBOR plus 1.0% plus (ii) an applicable margin, which is currently 1.50% for base rate loans. The applicable margins for both LIBOR loans and base rate loans under the Revolving Facility will be reduced in the event of certain improvements in our senior unsecured long-term debt rating (subject to a minimum of 2.00% for LIBOR loans and 1.00% for base rate loans) and will be increased in the event of certain reductions in our senior unsecured long-term debt rating (subject to a maximum of 4.00% for LIBOR loans and 3.00% for base rate loans). As permitted under the Existing Credit Agreement, on November 10, 2009, we elected to have our outstanding loan advances linked to the base rate, effective November 16, 2009. This election will allow us to repay the existing senior secured term loan facilities without breakage costs.

Pursuant to Amendment No. 4, upon application of the net proceeds from this offering of the notes, together with cash on hand, to repay in full all obligations of the Company under the Term A Facility (as defined below) and Term B Facility (as defined below) and satisfaction of certain other conditions precedent, (i) the Existing Credit Agreement will be automatically amended and restated in its entirety pursuant to an amended and restated credit agreement (the “Restated Credit Agreement”), without any further action of the administrative agent or the lenders, (ii) all liens and security interests on the assets of the Company and its subsidiaries securing the obligations of the Company under the Existing Credit Agreement will be released and (iii) all guarantees of the obligations of the Company under the Existing Credit Agreement provided by the subsidiaries of the Company will be released (other than the guarantees required by the terms of the Restated Credit Agreement as described below under the caption “Description of Other Indebtedness—Senior Credit Facilities”).

We believe that this offering and the application of the proceeds to retire debt under our existing senior secured term loan facilities will enable us to both stagger the maturity dates of our long-term indebtedness and convert to an investment grade covenant package, which in turn will provide us with a more flexible capital structure.

Corporate Information

We were established in 1971 as a local investment banking firm and began operations as a retail discount securities brokerage firm in 1975. We are a Delaware corporation. Our common stock is traded on the NASDAQ Global Select Market under the symbol “AMTD.” Our principal executive offices are located at 4211 South 102nd Street, Omaha, Nebraska 68127, and our telephone number is (402) 331-7856. Our website is http://www.amtd.com. Information contained on or accessible through our website is not a part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC and incorporate by reference into this prospectus supplement and the accompanying prospectus. For additional information concerning TD AMERITRADE Holding Corporation, please see our most recent Annual Report on Form 10-K and our other filings with the SEC, which are incorporated by reference into this document. See “Where You Can Find More Information.”

Ratio of Earnings to Fixed Charges

The following table sets forth our consolidated ratio of earnings to fixed charges for the fiscal years ended September 30, 2008 and 2007, September 29, 2006 and September 30, 2005, on an actual basis, and for the fiscal year ended September 30, 2009 on an actual and pro forma basis:

	Fiscal Year Ended
	September	September		September		September		September		September
	30, 2009	30, 2009		30, 2008		30, 2007		29, 2006		30, 2005
	Pro Forma(3)	Actual

Ratio of earnings to fixed charges(1)		16.4	x	4.7	x	2.8	x	2.9	x	4.7	x
Ratio of earnings to fixed charges, excluding brokerage interest expense(2)		20.8	x	15.2	x	8.9	x	9.1	x	57.6x

(1)	For purposes of calculating our ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes plus fixed charges. “Fixed charges” consist of (i) interest on indebtedness, including amortization of capitalized debt issuance costs, (ii) brokerage interest expense, and (iii) the portion of rents representative of interest expense (which the Company estimates to be one-third of rental expense).

(2)	Because interest expense incurred in connection with brokerage activities is completely offset by brokerage interest revenue, the Company considers such interest to be a reduction of net revenues. Accordingly, the ratio of earnings to fixed charges, excluding brokerage interest expense, reflects the elimination of such interest expense from fixed charges.

(3)	The ratio of earnings to fixed charges for the fiscal year ended September 30, 2009 has been adjusted on a pro forma basis to give effect to the offer and sale of the $ million aggregate principal amount of the notes offered hereby and the use of the net proceeds to repay our existing senior secured term loan facilities as if such events occurred on October 1, 2008.

The Offering

Issuer	TD AMERITRADE Holding Corporation, a Delaware corporation.

Securities Offered	$ aggregate principal amount of notes, consisting of $ aggregate principal amount of % Senior Notes due , which we refer to in this prospectus supplement as our “ notes,” and $ aggregate principal amount of % Senior Notes due , which we refer to in this prospectus supplement as our “ notes.” We collectively refer to both series of notes offered hereby as our “notes.”

Maturity	Unless earlier redeemed by us, the notes will mature on , and the notes will mature on .

Interest Payment Dates	We will pay interest on the notes on and of each year, or the first business day thereafter if or is not a business day, commencing on , 2010.

Interest Rate	The notes will bear interest at % per year, and the notes will bear interest at % per year.

Guarantees	All payments with respect to the notes (including principal and interest) will be jointly and severally and fully and unconditionally guaranteed as described below by each of our current and future subsidiaries that is or becomes a borrower or a guarantor under the Restated Credit Agreement (as defined below) on or after the settlement date with respect to the notes (each, a “subsidiary guarantor” and, collectively, the “subsidiary guarantors”). As of the date of this prospectus supplement, the only subsidiary guarantor is TD AMERITRADE Online Holdings Corp., a Delaware corporation and one of our wholly-owned subsidiaries. Most of our subsidiaries will not guarantee the notes, including all of our broker-dealer subsidiaries. See “Description of the Notes—General—The Note Guarantees.”

Ranking	The notes and the subsidiary guarantees will be our and the subsidiary guarantors’ senior unsecured obligations, respectively, and will rank equally with all our and the subsidiary guarantors’ existing and future senior unsecured indebtedness, respectively, including all other senior unsubordinated notes issued under the indenture, from time to time outstanding. The indenture provides for the issuance from time to time of senior unsecured indebtedness by us in an unlimited amount. The notes and the subsidiary guarantees will be effectively subordinated to any of our and the subsidiary guarantors’ existing and future secured debt, to the extent of the value of the collateral securing such debt, and will be structurally subordinated to all existing and future obligations of our subsidiaries that are not guarantors. Following the completion of this offering, other than capital leases and equipment financing, we and our subsidiary guarantors will not have any secured indebtedness. See “Description of the Notes—General—The Notes.”

Optional Redemption	We may redeem each series of notes, in whole or in part, at any time and from time to time at the “make-whole” redemption price described under the caption “Description of the Notes—Optional Redemption.”

Certain Covenants	The notes contain certain restrictions, including a limitation that restricts our ability and the ability of our subsidiaries to incur liens on certain assets. See “Description of the Notes—Limitations on Liens” in this prospectus supplement.

The notes also restrict our ability and the ability of the subsidiary guarantors to merge or consolidate with another entity or sell, lease or transfer substantially all of our properties or assets to another entity. See “Description of Debt Securities—Merger or Consolidation” in the accompanying prospectus and “Description of the Notes—General—The Note Guarantees” in this prospectus supplement.

Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	The notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as “DTC,” or its nominee. See “Description of the Notes—Delivery and Form.”

Use of Proceeds	We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $ million from this offering. We intend to use the net proceeds of this offering, together with cash on hand, to repay our existing senior secured term loan facilities. As of November 18, 2009, $140.6 million was outstanding under our “Term A Facility,” and $1,265.9 million was outstanding under our “Term B Facility.” See “Use of Proceeds.”

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Additional Notes	We may in the future create and issue additional notes having the same terms and conditions as the notes offered by this prospectus supplement, except for any differences in the issue date and price, interest accrued prior to the issue date of the additional notes and the first interest payment date, as described under “Description of the Notes—Additional Notes.”

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	Investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-9, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Conflicts of Interest	One of the underwriters is under common control with us. In addition, one or more of our indirect, wholly-owned broker-dealer subsidiaries may help place some of the notes offered hereby. Our relationships with such underwriter and any such broker-dealer subsidiaries qualify as “conflicts of interest” under Rule 2720 of the NASD Conduct Rules. See “Underwriting—Conflicts of Interest.”

Summary Consolidated Historical Financial Data

The following table sets forth our summary consolidated historical financial data for the periods presented below. The summary consolidated financial data as of September 30, 2009 and 2008 and for each of the three years in the three-year period ended September 30, 2009 have been derived from our audited consolidated financial statements, incorporated by reference herein. Our historical results are not necessarily indicative of the results of operations for future periods. You should read the following summary consolidated financial data in conjunction with our audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for our fiscal year ended September 30, 2009, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Fiscal Year Ended September 30,
	2009	2008	2007
	($ in 000s)

Income Statement Data
Revenues
Transaction-based revenues
Commissions and transaction fees	$1,253,154	$1,017,456	$813,786
Asset-based revenues
Net interest revenue	346,911	549,573	558,133
Insured deposit account fees	568,084	628,716	535,381
Investment product fees	184,341	309,420	232,177

Total asset-based revenues	1,099,336	1,487,709	1,325,691

Other revenues	55,436	32,191	37,469

Net revenues	2,407,926	2,537,356	2,176,946

Total expenses	1,346,518	1,274,782	1,148,124
Other income (expense)	(2,003)	928	5,881

Pre-tax income	1,059,405	1,263,502	1,034,703
Provision for income taxes	415,700	459,585	388,803

Net income	$643,705	$803,917	$645,900

EBITDA(1)	$1,219,236	$1,438,123	$1,233,582

Balance Sheet Data (at period end)
Cash and cash equivalents	$791,211	$674,135	$413,787
Short-term investments	52,071	369,133	76,800
Total assets	18,371,810	15,951,522	18,092,327
Long-term debt	1,414,900	1,444,000	1,478,375
Capitalized lease obligations	28,565	544	3,573
Stockholders’ equity	3,551,283	2,925,038	2,154,921

	Fiscal Year Ended September 30,
	2009	2008	2007

Key Business Metrics
Average client trades per day	371,579	301,061	253,440
Average client trades per account (annualized)	12.9	11.4	10.0
Average commissions and transaction fees per trade	$13.35	$13.44	$12.90
Total accounts	7,563,000	6,895,000	6,380,000
Funded accounts	5,279,000	4,918,000	4,597,000
New accounts opened	737,000	648,000	554,000
Client assets ($bn)	$302.0	$278.0	$302.7
Net new assets ($bn)	$26.6	$22.8	$12.4

(1)	Pre-tax income, net income, earnings per share and EBITDA (earnings before interest, taxes, depreciation and amortization) are key metrics we use in evaluating our financial performance. EBITDA is a non-GAAP financial measure.

We consider EBITDA an important measure of our financial performance and of our ability to generate cash flows to service debt, fund capital expenditures and fund other corporate investing and financing activities. EBITDA is used as the denominator in the consolidated leverage ratio calculation for our senior credit facilities. The consolidated leverage ratio determines the interest rate margin charged on the senior credit facilities. EBITDA eliminates the non-cash effect of tangible asset depreciation and amortization and intangible asset amortization. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

The following tables provide reconciliations to pre-tax income, which is the most directly comparable GAAP measure:

	Fiscal Year Ended September 30,
	2009	2008	2007
	($ in 000s)

EBITDA	$1,219,236	$1,438,123	$1,233,582
Less:
Depreciation and amortization	(45,891)	(36,899)	(26,237)
Amortization of acquired intangible assets	(73,870)	(59,275)	(54,469)
Interest on borrowings	(40,070)	(78,447)	(118,173)

Pre-tax income	$1,059,405	$1,263,502	$1,034,703

	Quarter Ended September 30,
	2009	2008
	($ in 000s)

EBITDA	$300,835	$320,450
Less:
Depreciation and amortization	(12,592)	(10,475)
Amortization of acquired intangible assets	(25,582)	(15,466)
Interest on borrowings	(7,824)	(15,772)

Pre-tax income	$254,837	$278,737

RISK FACTORS

Your investment in the notes involves certain risks. You should consult with your own financial and legal advisors as to the risks involved in an investment in the notes and to determine whether the notes are a suitable investment for you. The notes may not be a suitable investment for you if you are unsophisticated about debt securities. Before investing in the notes and the related guarantees, you should carefully consider, among other matters, the risk factors below and information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, which is incorporated by reference into this prospectus supplement and accompanying prospectus, as the same may be updated from time to time by our filings with the SEC under the Exchange Act that we incorporate by reference herein. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to the Notes

The notes will be effectively subordinated to all of our existing and future secured debt, to the existing and future secured debt of our subsidiary guarantors, and to the existing and future debt of our subsidiaries that do not guarantee the notes, including our broker-dealer subsidiaries, which generate substantially all of our revenues and net income and own substantially all of our assets.

The notes are not secured by any of our assets or the assets of our subsidiary guarantors. As a result, the indebtedness represented by the notes will effectively be subordinated to any existing and future secured indebtedness we or our subsidiary guarantors may incur, to the extent of the value of the assets securing such indebtedness. The terms of the indenture permit us and the subsidiary guarantors to incur secured debt, subject to limitations. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a superior claim to their collateral.

The notes will be effectively subordinated as a claim against the assets of our non-guarantor subsidiaries to all existing and future liabilities of those subsidiaries (including indebtedness, guarantees, customer and counterparty obligations, trade payables, lease obligations and letter of credit obligations). Therefore, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any non-guarantor subsidiary upon its liquidation or reorganization, or other bankruptcy proceeding will be subject to the prior claims of its creditors, except to the extent that we or they may be a creditor with recognized claims against such non-guarantor subsidiary. If any of the foregoing occurs, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

Our non-guarantor subsidiaries include a number of our significant subsidiaries, including all of our broker-dealer subsidiaries, who, as a result of adverse implications under the SEC’s net capital rule, will not provide guarantees of the notes. Our non-guarantor subsidiaries generate substantially all of our revenues and net income and own substantially all of our assets. As of September 30, 2009, our non-guarantor subsidiaries had liabilities of $13.2 billion and held 98% of our consolidated assets. For the fiscal year ended September 30, 2009, the non-guarantor subsidiaries generated substantially all of our net revenues and net income. For a presentation of the financial information required by Rule 3-10 of Regulation S-X for our subsidiary guaranteeing the notes and our non-guarantor subsidiaries, see Note 21 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, which is incorporated herein by reference. Financial information for our guarantor subsidiary and our non-guarantor subsidiaries appears under the column headings “TDAOH” and “All Other Subsidiaries,” respectively, in Note 21.

Furthermore, our wholly-owned broker-dealer subsidiaries had access to secured uncommitted credit facilities with financial institutions of up to $630 million as of September 30, 2009. The broker-dealer subsidiaries also had access to unsecured uncommitted credit facilities of up to $150 million as of September 30, 2009. The secured credit facilities require us to pledge qualified client securities to secure outstanding obligations under these facilities. See “Description of Other Indebtedness—Senior Credit Facilities.”

In addition, the indenture does not restrict our ability or the ability of our subsidiaries to incur other unsecured indebtedness. We may also incur secured debt, subject to certain limitations described under “Description of the Notes—Limitations on Liens” below. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. At September 30, 2009:

•	our consolidated senior secured indebtedness, including capital leases and equipment financing, totaled $1,443 million (of which $1,406.5 million represented our outstanding borrowings under our senior secured term loan facilities, which we intend to repay from the net proceeds of this offering, together with cash on hand, as described below under “Use of Proceeds”);

•	we had no consolidated senior unsecured indebtedness; and

•	TD AMERITRADE Online Holdings Corp., the only subsidiary guarantor of the notes as of the date of this prospectus supplement, had indebtedness, consisting solely of guarantees of the Company’s indebtedness and a subsidiary’s capital leases of $1,426.8 million (of which $1,406.5 million represented our outstanding borrowings under our senior secured term loan facilities, which we intend to repay from the net proceeds of this offering, together with cash on hand, as described below under “Use of Proceeds”), all of which was secured.

Our ability to service debt, including the notes, is in large part dependent upon the results of operations of our subsidiaries.

TD AMERITRADE Holding Corporation is a holding company. We conduct almost all of our operations through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries as of September 30, 2009. In addition, our subsidiaries accounted for substantially all of our revenues and net income for the fiscal year ended September 30, 2009. Accordingly, our cash flow and our ability to service debt, including the notes, is in large part dependent upon the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash (whether in the form of dividends, loans or otherwise) to pay amounts due in respect of our obligations, to pay any amounts due on the notes or to make any funds available to pay such amounts. In addition, dividends, loans and other distributions from certain of our subsidiaries to us are subject to regulatory restrictions, including minimum net capital requirements, are contingent upon results of operations of such subsidiaries and are subject to various business considerations. Because we depend on the cash flow of our subsidiaries to meet our obligations, these types of restrictions may impair our ability to make scheduled interest and principal payments on the notes.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the notes in any secondary market will be affected by the supply and demand of the notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

United States Interest Rates. We expect that the market value of the notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market value of the notes may decrease. We cannot predict the future level of market interest rates.

Our Credit Rating, Financial Condition and Results of Operations. We expect the notes of each series will be rated by one or more nationally recognized statistical rating organizations. Any rating agency that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. Actual or anticipated changes in our credit ratings, financial condition or results of operations may affect the market value of the notes. In general, if our credit rating is downgraded, the market value of the notes may decrease. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the notes, and, accordingly, we cannot assure you that the ratings assigned to the notes will not be lowered or withdrawn by the assigning rating organization at any time thereafter.

We want you to understand that the impact of one of the factors above, such as an increase in United States interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an improvement in our credit rating.

You may not be able to sell your notes if an active trading market for the notes does not develop.

Each series of notes constitutes a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list the notes on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether trading markets for the notes will develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in each series of notes. The underwriters, however, are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value or at all.

In addition to our creditworthiness, many factors affect the trading markets for, and trading values of, your notes. These factors include:

•	the method of calculating the principal and interest in respect of your notes;

•	the time remaining to the maturity of your notes;

•	the outstanding amount of notes relative to your notes; and

•	the level, direction and volatility of market interest rates generally.

There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase any notes unless you understand and are able to bear the risk that the notes may not be readily saleable, that the value of the notes will fluctuate over time and that these fluctuations may be significant.

In addition, if your investment activities are subject to laws and regulations governing investments, you may not be able to invest in certain types of notes or your investment in them may be limited. You should review and consider any applicable restrictions before investing in the notes.

A court may use fraudulent conveyance considerations to avoid or subordinate the subsidiary guarantees.

Various applicable fraudulent conveyance laws have been enacted for the protection of creditors. A court may use fraudulent conveyance laws to subordinate or void the subsidiary guarantees of the notes issued by any of our subsidiary guarantors. It is also possible that under certain circumstances a court could hold that the direct obligations of a subsidiary guaranteeing the notes could be superior to the obligations under that guarantee. A court could void or subordinate the guarantee of the notes by any of our subsidiaries in favor of that subsidiary’s other debts or liabilities to the extent that the court determined either of the following were true at the time the subsidiary issued the guarantee:

•	that subsidiary incurred the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or that subsidiary contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of others; or

•	that subsidiary did not receive fair consideration or reasonable equivalent value for issuing the guarantee and, at the time it issued the guarantee, that subsidiary:

•	was insolvent or rendered insolvent by reason of the issuance of the guarantee;

•	was engaged or about to engage in a business or transaction for which the remaining assets of that subsidiary constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, an entity would be considered insolvent for purposes of the foregoing if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

Among other things, a legal challenge of a subsidiary’s guarantee of the notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by that subsidiary as a result of our issuance of the notes. To the extent a subsidiary’s guarantee of the notes is voided as a result of fraudulent conveyance or held unenforceable for any other reason, the note holders would cease to have any claim in respect of that guarantee.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, your notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your particular circumstances.

There are limited covenants in the indenture.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture from granting security interests over our assets, except to the extent described under “Description of the Notes—Limitations on Liens” in this prospectus supplement, or from paying dividends, making investments or issuing or repurchasing our securities.

In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of Debt Securities—Merger or Consolidation” included in the accompanying prospectus.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes of any series prior to maturity, as described under “Description of the Notes—Optional Redemption” in this prospectus supplement. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

We may repurchase our stock and reduce cash reserves and stockholders’ equity that is available for repayment of the notes.

We have repurchased, and may continue to repurchase, our common stock in the open market or in privately negotiated transactions. In the future, we may purchase our common stock with cash or other of our assets. Any repurchases that we may make in the future may be significant, and any purchase would reduce cash and stockholders’ equity that is available to repay the notes. On August 11, 2009, our board of directors authorized the repurchase of up to 15 million additional shares of common stock in the event management determines to initiate further repurchases. No repurchase program has been initiated and no shares have been repurchased under the new authorization.

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $      million from this offering. We intend to use the net proceeds of this offering, together with cash on hand, to repay our existing senior secured term loan facilities.

As described below under the heading “Description of Other Indebtedness—Senior Credit Facilities,” we entered into a credit agreement on January 23, 2006 for $2.2 billion in senior secured borrowings with a syndicate of lenders. The senior credit facilities included: (a) a senior secured term loan A facility in the aggregate principal amount of $250 million (the “Term A Facility”), (b) a senior secured term loan B facility in the aggregate principal amount of $1.65 billion (the “Term B Facility”) and (c) a senior secured revolving credit facility in the aggregate principal amount of $300 million (the “Revolving Facility”). As of November 18, 2009, $140.6 million was outstanding under the Term A Facility, $1,265.9 million was outstanding under the Term B Facility, and there were no outstanding borrowings under the Revolving Facility. The maturity date of the Term A Facility is December 31, 2011. The maturity date of the Term B Facility and the Revolving Facility is December 31, 2012. As of September 30, 2009, the interest rate under the Term A Facility was 1.49%, and the interest rate under the Term B Facility was 1.74%.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization at September 30, 2009, on an actual basis and as adjusted basis to reflect the issuance of $      million of the notes offered hereby and the application of the net proceeds therefrom.

You should read the following table together with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	September 30, 2009
	($ in millions, except
	share amounts)
	(unaudited)
		As
	Actual	Adjusted

Cash and cash equivalents	$791	$

Long-term debt and capitalized lease obligations	$1,443	$
Notes offered hereby	$—	$

Total debt	$1,443	$
Stockholders’ equity
Preferred stock, $0.01 par value, 100 million shares authorized; none issued	$—		$—
Common stock, $0.01 par value, one billion shares authorized; 631,381,860 shares issued; 587,109,497 shares outstanding	6		6
Additional paid-in capital	1,575		1,575
Retained earnings	2,530		2,530
Treasury stock, common, at cost: 44,272,363 shares	(560)		(560)

Total stockholders’ equity	$3,551		$3,551

Total capitalization	$4,994	$

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

We are party to a Credit Agreement, dated as of January 23, 2006 (as amended through the date hereof, the “Existing Credit Agreement”), among the Company, certain subsidiaries of the Company, the lenders party thereto (the “Lenders”), The Bank of New York Mellon, as administrative agent (the “Administrative Agent”), and Citicorp North America, Inc., as collateral agent. The senior credit facilities evidenced by the Existing Credit Agreement include: (a) a senior secured term loan A facility in the aggregate principal amount of $250 million (the “Term A Facility”), (b) a senior secured term loan B facility in the aggregate principal amount of $1.65 billion (the “Term B Facility”) and (c) a senior secured revolving credit facility in the aggregate principal amount of $300 million (the “Revolving Facility”). As of November 18, 2009, $140.6 million was outstanding under the Term A Facility, $1,265.9 million was outstanding under the Term B Facility, and there were no outstanding borrowings under the Revolving Facility. The maturity date of the Term A Facility is December 31, 2011. The maturity date of the Term B Facility and the Revolving Facility is December 31, 2012. The obligations of the Company under the Existing Credit Agreement are guaranteed by certain of our subsidiaries, other than broker-dealer subsidiaries, with certain exceptions, and are secured by a lien on substantially all of the assets of the Company and each guarantor, including a pledge of the ownership interests in each first-tier broker-dealer subsidiary held by the Company or a guarantor and 65% of the ownership interests in each first-tier foreign subsidiary held by the Company or a guarantor, with certain exceptions.

On November 5, 2009, we entered into an Amendment No. 4 and Assumption Agreement (“Amendment No. 4”) among the Company, certain Lenders and the Administrative Agent. Pursuant to Amendment No. 4, upon application of the net proceeds from this offering of the notes, together with cash on hand, to repay in full all obligations of the Company under the Term A Facility and Term B Facility and satisfaction of certain other conditions precedent, (i) the Existing Credit Agreement will be automatically amended and restated in its entirety pursuant to an amended and restated credit agreement (the “Restated Credit Agreement”), without any further action of the Administrative Agent or the Lenders, (ii) all liens and security interests on the assets of the Company and its subsidiaries securing the obligations of the Company under the Existing Credit Agreement will be released and (iii) all guarantees of the obligations of the Company under the Existing Credit Agreement provided by the subsidiaries of the Company will be released (other than the guarantees required by the terms of the Restated Credit Agreement as described below).

The Restated Credit Agreement will include a senior revolving credit facility in the aggregate principal amount of $300 million (the “Restated Revolving Facility”). The maturity date of the Restated Revolving Facility is December 31, 2012. Borrowings under the Restated Revolving Facility may be used for general corporate purposes of the Company and its subsidiaries.

The applicable interest rate under the Restated Revolving Facility is calculated as a per annum rate equal to, at our option, (a) LIBOR plus an applicable margin, which is currently 2.50% (“LIBOR loans”) or (b) (i) the greater of (x) the prime rate, (y) the federal funds effective rate plus 0.50% or (z) one-month LIBOR plus 1.00% plus (ii) an applicable margin, which is currently 1.50% (“Base Rate loans”). The applicable margins for both LIBOR loans and Base Rate loans under the Restated Revolving Facility will be reduced in the event of certain improvements in the Company’s senior unsecured long-term debt rating (subject to a minimum of 2.00% for LIBOR loans and 1.00% for Base Rate loans) and will be increased in the event of certain reductions in the Company’s senior unsecured long-term debt rating (subject to a maximum of 4.00% for LIBOR loans and 3.00% for Base Rate loans). The Restated Credit Agreement will also provide that we are obligated to pay letter of credit fees equal to the applicable margin in respect of LIBOR loans on each outstanding letter of credit under the Restated Revolving Facility. In addition, the Restated Credit Agreement will provide that we pay fees to the issuing bank in respect of the letters of credit in an amount agreed to by us and the issuing bank. A commitment fee will accrue on any unused amount of the Restated Revolving Facility at the applicable commitment fee rate, which is currently 0.375% per annum.

The commitment fee rate will be reduced in the event of certain improvements in the Company’s senior unsecured long-term debt rating (subject to a minimum of 0.225%) and will be increased in the event of certain reductions in the Company’s senior unsecured long-term debt rating (subject to a maximum of 0.75%). As permitted under the Existing Credit Agreement, on November 10, 2009, we elected to have our outstanding loan advances linked to the base rate, effective November 16, 2009. This election will allow us to repay the existing senior secured term loan facilities without breakage costs.

The obligations under the Restated Credit Agreement will be guaranteed by each “significant subsidiary” of the Company (as defined below under “Description of the Notes—General—The Note Guarantees”), other than broker-dealer subsidiaries, futures commission merchant subsidiaries and controlled foreign corporations (as defined in Section 957 of the Internal Revenue Code), determined based upon the Company’s most recent consolidated financial statements for the most recently completed fiscal year as set forth in the Company’s Annual Report on Form 10-K (or 10-K/A) filed with the SEC; provided that in the case of a subsidiary formed or acquired after the effective date of the Restated Credit Agreement, the determination of whether such subsidiary is a “significant subsidiary” will be made on a pro forma basis based on the Company’s most recent consolidated financial statements for the most recently completed fiscal quarter or fiscal year, as applicable, as set forth in the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K (or 10-K/A), as applicable, filed with the SEC.

As of the date of this prospectus supplement, the only subsidiary guarantor of the obligations under the Restated Credit Agreement is TD AMERITRADE Online Holdings Corp., a Delaware corporation and one of our wholly-owned subsidiaries.

A subsidiary guarantor’s guarantee of obligations under the Restated Credit Agreement may be released with the consent of lenders holding a majority of the commitments thereunder (or, if such release is in respect of all or substantially all of the value of the subsidiary guarantors’ guarantees of the Restated Credit Agreement, with the consent of each lender thereunder).

The Restated Credit Agreement will contain negative covenants that limit or restrict the incurrence of liens, indebtedness of subsidiaries, mergers, consolidations, transactions with affiliates, change in nature of business, and the sale of all or substantially all of the assets of the Company and its subsidiaries, subject to certain exceptions. We will also be required to maintain compliance with a maximum consolidated leverage ratio covenant (not to exceed 2.50:1.00) and a minimum consolidated interest coverage ratio covenant (not to exceed 5.00:1:00), and our broker-dealer subsidiaries will be required to maintain compliance with a minimum regulatory net capital covenant. The Restated Credit Agreement will also contain customary affirmative covenants, including, but not limited to, compliance with applicable law, payment of taxes, maintenance of insurance, preservation of corporate existence, keeping of proper books of record and account and maintenance of properties.

The Company will be restricted under the Restated Credit Agreement from incurring additional indebtedness in an aggregate principal amount in excess of $100 million that includes any covenants that are more restrictive (taken as a whole) as to the Company than those contained in the Restated Credit Agreement, unless the Restated Credit Agreement is amended to include such more restrictive covenants prior to the incurrence of such additional indebtedness.

The Restated Credit Agreement will include events of default customary for such financings, including, but not limited to, nonpayment of principal, interest or fees, cross-defaults to other debt, inaccuracies of representations and warranties, failure to perform negative covenants, failure to perform other terms and conditions, events of bankruptcy and insolvency, change of control and unsatisfied judgments.

Our wholly-owned broker-dealer subsidiaries had access to secured uncommitted credit facilities with financial institutions of up to $630 million as of September 30, 2009. The broker-dealer subsidiaries also had access to unsecured uncommitted credit facilities of up to $150 million as of September 30, 2009. The financial institutions may make loans under line of credit arrangements or, in some cases, issue letters of credit under these facilities. The secured credit facilities require us to pledge qualified client securities to secure outstanding obligations under these facilities. Borrowings under the secured and unsecured credit facilities bear interest at a variable rate based on the federal funds rate. There were no borrowings outstanding or letters of credit issued under the secured or unsecured credit facilities as of September 30, 2009. As of September 30, 2009, approximately $780 million was available to our broker-dealer subsidiaries pursuant to uncommitted credit facilities for either loans or, in some cases, letters of credit.

Interest Rate Swaps

We may in the future enter into interest rate swaps or similar transactions to convert all or a portion of our interest rate exposure from fixed to floating rates or otherwise manage our interest rate exposure. Any such interest rate swaps or similar transactions may effectively convert all or a portion of our fixed-rate debt to variable rate debt.

DESCRIPTION OF THE NOTES

The   % Senior Notes due   (the “   notes”) and the    % Senior Notes due   (the “      notes” and, together with the      notes, the “notes”) offered by this prospectus supplement will be issued by TD AMERITRADE Holding Corporation under an indenture dated as of November 19, 2009, as supplemented by the First Supplemental Indenture, to be dated on the settlement date with respect to the notes, among TD AMERITRADE Holding Corporation, TD AMERITRADE Online Holdings Corp., as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (as supplemented, the “indenture”). The indenture contains provisions which define your rights under the notes. In addition, the indenture covers the obligations of the Company and each subsidiary guarantor under the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The accompanying prospectus provides a more complete description of the indenture. This summary is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including definitions of certain terms used in the indenture, and the notes. The notes will be senior debt securities, as such term is understood in the accompanying prospectus. The following description of the notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the notes set forth under “Description of Debt Securities” included in the accompanying prospectus. Although for convenience the   notes and the   notes are referred to as the “notes,” each will be issued as a separate series and will not together have any class voting rights. Accordingly, for purposes of this “Description of the Notes,” references to the “notes” shall be deemed to refer to both series of notes separately, and not to the    notes and the   notes on a combined basis. In this “Description of the Notes,” “we,” “us,” “our,” “the Company” and similar words refer only to TD AMERITRADE Holding Corporation and not any of its subsidiaries.

The following description is meant to be only a summary of the provisions of the indenture that we consider material. It does not restate the terms of the indenture in their entirety. We have filed a copy of the form of indenture as an exhibit to the registration statement of which this prospectus supplement forms a part. We urge that you carefully read the indenture because the indenture, and not this description, governs your rights as note holders. You may request copies of the indenture at our address set forth under the heading “Where You Can Find More Information.”

General

The Notes

The notes:

•	will be our general senior unsecured obligations;

•	will rank equally in right of payment with our existing and future senior unsecured indebtedness;

•	will be effectively subordinated to our senior secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	will be jointly and severally and fully and unconditionally guaranteed by the Subsidiary Guarantors (as defined below).

We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

The Note Guarantees

The notes will be jointly and severally and fully and unconditionally guaranteed by each of our current and future Subsidiaries (as defined below) that is or becomes a borrower or a guarantor under the Restated Credit Agreement (defined below) on or after the settlement date with respect to the notes (each, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”). The obligations under the Restated Credit Agreement will be guaranteed by each “Significant Subsidiary” (as defined below) of the Company

(other than any CFC (as defined below) or Broker-Dealer Subsidiary (as defined below) or any direct or indirect Subsidiary of a CFC or Broker-Dealer Subsidiary).

As of the date of this prospectus supplement, the only Subsidiary Guarantor is TD AMERITRADE Online Holdings Corp., a Delaware corporation and one of our wholly-owned Subsidiaries.

Each guarantee of the notes:

•	will be such Subsidiary Guarantor’s general senior unsecured obligation;

•	will rank equally in right of payment with such Subsidiary Guarantor’s existing and future senior unsecured indebtedness; and

•	will be effectively subordinated to such Subsidiary Guarantor’s secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The Note Guarantees will be joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Note Guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—A court may use fraudulent conveyance considerations to avoid or subordinate the subsidiary guarantees.”

Most of our Subsidiaries will not guarantee the notes, including all of our Broker-Dealer Subsidiaries, who as a result of adverse implications under the SEC’s net capital rule, will not provide guarantees of the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of September 30, 2009, our non-guarantor Subsidiaries had liabilities of $13.2 billion and held 98% of our consolidated assets. For the fiscal year ended September 30, 2009, the non-guarantor Subsidiaries generated substantially all of our net revenues and net income. For a presentation of the financial information required by Rule 3-10 of Regulation S-X for our Subsidiary guaranteeing the notes and our non-guarantor Subsidiaries, see Note 21 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, which is incorporated herein by reference. Financial information for our guarantor Subsidiary and non-guarantor Subsidiaries appears under the column headings “TDAOH” and “All Other Subsidiaries,” respectively, in Note 21.

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than us or another Subsidiary Guarantor, unless immediately after giving effect to that transaction, no Default or Event of Default exists.

The guarantee of a Subsidiary Guarantor will be released:

1)	in connection with any sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) us or one of our Subsidiaries;

2)	in connection with any sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) us or one of our Subsidiaries;

3)	upon the release, discharge or termination of such Subsidiary Guarantor’s guarantee of the Restated Credit Agreement, except a discharge, release or termination by or as a result of payment under such guarantee; or

4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the section titled “Description of Debt Securities—Discharge, Legal Defeasance and Covenant Defeasance” in the accompanying prospectus.

A Subsidiary Guarantor’s guarantee of obligations under the Restated Credit Agreement may be released with the consent of lenders holding a majority of the commitments thereunder (or, if such release is in respect of all or substantially all of the value of the Subsidiary Guarantors’ guarantees of the Restated Credit Agreement, with the consent of each lender thereunder).

We shall notify the trustee and the holders of the Note Guarantee of any Subsidiary Guarantor that is released. The trustee shall execute and deliver an appropriate instrument confirming the release of any such Subsidiary Guarantor upon our request as provided in the indenture.

Principal, Maturity and Interest

We will initially issue $      million aggregate principal amount of the           notes, and $      million aggregate principal amount of the           notes in this offering. The           notes will mature on          , and the           notes will mature on          . At maturity, you will receive an amount in cash equal to $1,000 per $1,000 principal amount of the notes you then hold, plus any accrued and unpaid interest. If the maturity date falls on a day that is not a business day, we will postpone the payment of principal and interest to the next succeeding business day, but the payment made on such date will be treated as being made on the date that the payment was first due and the holders of the notes will not be entitled to any further interest or other payments with respect to such postponement. When we use the term “business day,” we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law or regulation to close.

The           notes will accrue interest at a rate per annum equal to     %, and the           notes will accrue interest at a rate per annum equal to     %. Interest on the notes will accrue from the last interest payment date on which interest was paid or duly provided for, or, if no interest has been paid or duly provided for, from the date of their original issuance.

Interest on the notes will be payable semi-annually in arrears on           and           of each year, commencing on          , 2010, to the persons in whose names such notes are registered at the close of business on the preceding           or          , as the case may be (whether or not a business day). Interest that we pay on the maturity date will be paid to the person to whom the principal will be payable.

The amount of interest payable on the notes will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any day on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of such delay), with the same force and effect as if made on such date.

No Sinking Fund

The notes will not be entitled to any sinking fund.

Optional Redemption

Each series of notes will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price (the “make-whole redemption price”) equal to the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (exclusive of interest accrued and unpaid as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus           basis points in the case of the           notes, and plus           basis points in the case of the           notes, plus, in each case, accrued and unpaid interest thereon to the date of redemption. However, if the redemption date is after a record date and on or prior to a corresponding interest payment date, the interest will be paid on the redemption date to the holder of record on the record date.

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each registered holder of notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portion thereof called for redemption.

We are not required (i) to register, transfer or exchange notes during the period from the opening of business 15 days before the day a notice of redemption relating to the notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any such note so selected for redemption, except for the unredeemed portion of any note being redeemed in part.

Limitations on Liens

As long as any of the notes are outstanding, we will not, and will not permit any of our Subsidiaries to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, in each case on the voting securities of any Broker-Dealer Subsidiary or Significant Subsidiary, without securing the notes to the same extent; provided that any such pledge, lien or other encumbrance existing at the time such Person becomes a Broker-Dealer Subsidiary or Significant Subsidiary and not created in anticipation of such Person becoming a Broker-Dealer Subsidiary or Significant Subsidiary will be excluded from this covenant. However, the indenture permits liens on the voting stock of Broker-Dealer Subsidiaries or Significant Subsidiaries without securing the notes if the liens arise because of:

•	claims against us for taxes or other governmental charges that are not then due and delinquent, that we are contesting in good faith, or that are for less than $1 million;

•	legal proceedings that we are contesting in good faith or that involve claims against us for less than $1 million;

•	deposits to secure, or in place of, any surety, stay, appeal or customs bonds; or

•	any other reason if our Board of Directors determines that the lien will not materially detract from or interfere with the present value or control by us of the voting stock subject to the lien.

When a lien securing indebtedness for borrowed money that gave rise to this covenant’s requirement that the notes be secured to the same extent is released or terminated, as the case may be, by the holder or holders thereof, then the corresponding lien that secures the notes will be deemed automatically released or terminated, as the case may be, without further act or deed on the part of any Person.

Additional Notes

We may in the future from time to time, without notice to or consent of the holders of the notes, create and issue additional notes having the same terms and conditions as the notes of a particular series offered by this prospectus supplement in all respects, except for any differences in the issue date and price and interest accrued prior to the issue date of the additional notes; provided that no such additional notes may be issued unless they will be fungible with the notes of a particular series offered hereby for U.S. federal income tax and securities law purposes; and provided, further, that the additional notes have the same CUSIP number as the notes of a particular series offered hereby. The notes of a particular series offered hereby and any additional notes of the same series would rank equally and ratably and would be treated as a single series for all purposes under the indenture. No additional notes of a particular series may be issued if any event of default has occurred and is continuing with respect to the notes of such series. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Notes,” references to the notes include any additional notes of the same series actually issued.

Delivery and Form

The notes will be represented by one or more permanent global certificates (each, a “global note”) deposited with, or on behalf of, DTC and registered in the name of Cede & Co. (DTC’s nominee). The notes will be issued in registered form in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. See “Description of Debt Securities—Book-Entry, Delivery and Form” in the accompanying prospectus for additional information regarding DTC’s book-entry procedures.

Selection and Notice

If less than all of the notes of any series are to be redeemed at any time, and if the notes are global notes held by DTC, the applicable operational procedures of DTC for selection of notes for redemption will apply. If the notes are not global notes held by DTC, the trustee will select notes from such series for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption.

Trustee and Paying Agent

The trustee under the indenture is The Bank of New York Mellon Trust Company, N.A.

On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the notes is The Bank of New York Mellon Trust Company, N.A., acting through its corporate trust office at 101 Barclay Street, New York, New York 10286, Attention: Bond Operations 7E. The Bank of New York Mellon Trust Company, N.A., acting in this capacity, is referred to as the “paying agent.”

Governing Law

The indenture is, and any notes will be, governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

“Broker-Dealer Subsidiary” means any Subsidiary of the Company that (a) is a “registered broker and/or dealer” under the Securities Exchange Act of 1934, as amended, or under any similar foreign law or regulatory regime established for the registration of brokers and/or dealers of securities and/or (b) is required to be registered under the Commodity Exchange Act of 1936, as amended, or under any similar regulatory regime established for the registration of operators, merchants, brokers and/or dealers of commodities, including, but not limited to, future commissions merchants introducing brokers and commodity pool operators.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“CFC” means an entity that is a controlled foreign corporation of the Company under Section 957 of the Internal Revenue Code of 1986, as amended.

“Comparable Treasury Issue” means that United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes of the applicable series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the notes of the applicable series.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Note Guarantee” means the guarantee by each Subsidiary Guarantor of our obligations under the indenture and the notes of any series, executed pursuant to the provisions of the indenture.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Quotation Agent” means a Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) each of Banc of America Securities LLC and Citigroup Global Markets Inc. or any of their respective affiliates that is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), and their respective successors, provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Restated Credit Agreement” means the Amended and Restated Credit Agreement of the Company, to be dated on or about the settlement date with respect to the notes, among the Company, the lending institutions party thereto and The Bank of New York Mellon, as administrative agent, and any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced in whole or in part from time to time.

“Significant Subsidiary” means, at any time, any Subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X, promulgated by the SEC pursuant to the Securities Act of 1933, as amended, as such regulation is in effect on the date of the indenture, determined based upon the Company’s most recent consolidated financial statements for the most recently completed fiscal year as set forth in the Company’s Annual Report on Form 10-K (or 10-K/A) filed with the SEC; provided that in the case of a Subsidiary formed or acquired after the date of the indenture, the determination of whether such Subsidiary is a Significant Subsidiary shall be made on a pro forma basis based on the Company’s most recent consolidated financial statements for the most recently completed fiscal quarter or fiscal year, as applicable, as set forth in the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K (or 10-K/A), as applicable, filed with the SEC.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the ownership and disposition of the notes. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or “the Code,” Treasury regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the United States federal income tax treatment of debt instruments. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below.

This summary assumes that you acquire the notes upon their initial issuance at their initial offering price and that you will hold the notes as capital assets for United States federal income tax purposes. This summary does not address any non-income tax considerations or the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose functional currency is not the United States dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will hold notes, you should consult your tax advisor regarding the tax consequences to you of being a partner in a partnership that holds notes.

This summary of certain United States federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the general United States federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. Certain consequences to “Non-U.S. Holders” of the notes are described under “— Consequences to Non-U.S. Holders” below. “U.S. Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Interest

Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes.

Disposition of Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, you generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which is treated as interest as described above) and your adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than 12 months. For non-corporate holders, long-term capital gain is currently subject to tax at a lower rate than ordinary income. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on, and the proceeds of certain sales of, notes unless you are an exempt recipient. A backup withholding tax (currently at a rate of 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the Internal Revenue Service, or “IRS,” that payments to you are subject to backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the IRS on a timely basis.

Consequences to Non-U.S. Holders

Non-U.S. Holders

As used in this prospectus supplement, the term “Non-U.S. Holder” means a beneficial owner of a note (other than an entity treated as a partnership for United States federal income tax purposes) that is not a U.S. Holder.

Subject to the discussion below under “Information Reporting and Backup Withholding,” as a Non-U.S. Holder, you generally will not be subject to United States federal withholding tax on payments of interest on the notes so long as:

1.	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

2.	you are not a controlled foreign corporation that is directly or indirectly related to us through stock ownership,

3.	you are not a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business, and

4.	the United States payor does not have actual knowledge or reason to know that you are a United States person (as defined in the Code) and:

•	you have furnished to the United States payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	the United States payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form or statement) from a person claiming to be a (1) withholding foreign partnership, (2) qualified intermediary, or (3) securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, and such person is permitted to certify under applicable Treasury regulations, and does certify, either that it assumes primary withholding tax responsibility with respect to the interest payment or has received an IRS Form W-8BEN (or acceptable substitute form) from you or from other holders of notes on whose behalf it is receiving payment.

If you cannot satisfy the requirements described above, payments of interest made to you on the notes will be subject to the 30% United States federal withholding tax, unless you provide us with either (1) a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an applicable tax treaty or (2) a properly executed IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment or fixed base in the United States).

Generally, a Non-U.S. Holder will not be subject to United States federal income and withholding tax on gain realized on the sale, exchange, redemption or other taxable disposition of a note, unless: (1) such gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met. If you are described in clause (1), see “— Income or Gain Effectively Connected with a United States Trade or Business” below. If you are described in clause (2), any gain realized from the sale, redemption, exchange, retirement or other taxable disposition of the notes will be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain losses.

Income or Gain Effectively Connected with a United States Trade or Business

If any interest on the notes or gain from the sale, exchange, redemption or other taxable disposition of the notes is effectively connected with a United States trade or business conducted by you (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment or fixed base in the United States), then the income or gain will be subject to United States federal income tax at regular graduated income tax rates, but will not be subject to United States federal withholding tax if certain certification requirements are satisfied. You can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us. If you are a corporation, the portion of your earnings and profits that is effectively connected with your United States trade or business (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Information Reporting and Backup Withholding

We must report annually to the IRS and to you the amount of interest paid on the notes and the tax withheld from those payments. These reporting requirements apply regardless of whether United States federal withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Under some circumstances, Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments.” Such backup withholding and additional information reporting will not apply to payments on the notes made to you by us or our paying agent if we receive the certification described above under “Non-U.S. Holders.”

Backup withholding and information reporting generally will apply to payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the foreign office of a broker if such broker is (i) a United States person (as defined in the Code) or (ii) has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person (as defined in the Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a United States person (as defined in the Code) and it satisfies certain other conditions or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability provided that you furnish the required information to the IRS on a timely basis.

Non-U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA or the Code that may be applicable to us, the notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect the investor with respect to this investment.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”), on entities whose underlying assets include plan assets by reason of a Plan’s investment in such entities and on those persons who are “fiduciaries” as defined in Section 3(21) of ERISA and Section 4975 of the Code with respect to Plans. In considering an investment of the assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Part 4 of Subtitle B of Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Part 4 of Subtitle B of Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain several exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the notes. Under Section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such) and such transactions may have to be rescinded.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (each, a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (each, a “Church Plan”) and a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (each, a “non-United States Plan”) are not subject to Title I of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-United States Plan is not subject to Title I of ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-United States laws that regulate its investments (a “Similar Law”). A fiduciary of a Government Plan, a Church Plan or a non-United States Plan should consider whether investing in the notes satisfies the requirements, if any, under any applicable Similar Law.

The notes may be acquired by a Plan, a Governmental Plan, a Church Plan, a non-United States Plan or an entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-United States Plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, each investor in the notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan, (iv) a non-United States Plan or (v) an entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-United States Plan, (b) it is a Plan or an entity whose underlying assets include the assets of a Plan and the acquisition and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan, a non-United States Plan or an entity whose underlying assets include the assets of a Governmental Plan, a Church Plan or a non-United States Plan and it is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or imposes excise or penalty taxes on the acquisition or holding of the notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets any or all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans, non-United States Plans or entities whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-United States Plan or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan, non-United States Plan or entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-United States Plan.

UNDERWRITING

Banc of America Securities LLC and Citigroup Global Markets Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, each of the underwriters named below has severally agreed to purchase from us the respective principal amount of notes set forth opposite its name below.

	Principal Amount	Principal Amount
	of Notes	of Notes
Underwriters	to be Purchased	to be Purchased

Banc of America Securities LLC	$	$
Citigroup Global Markets Inc.
TD Securities (USA) LLC
Barclays Capital Inc.
J.P. Morgan Securities Inc.
Wells Fargo Securities, LLC
BNY Mellon Capital Markets, LLC

Total	$	$

The underwriting agreement provides that the obligations of the several underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The underwriters are obligated to purchase and accept delivery of all of the notes if they purchase any of the notes.

The underwriters propose to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain securities dealers at such prices less a concession not in excess of     % per           note and     % per note. The underwriters may allow, and such dealers may re-allow, concessions not in excess of     % per           note and     % per           note on sales to other dealers. After the initial offering of the notes, the public offering prices, concessions and other selling terms may be changed by the underwriters. The notes are offered subject to receipt and acceptance by the underwriters and to certain other conditions, including the right to reject orders in whole or in part.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with the offering of the notes (expressed as a percentage of the principal amount of each series of notes and in total):

Paid by TD AMERITRADE
Holding Corporation

Per note		%
Per note		%
Total	$

We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be approximately $1.6 million.

We have agreed to indemnify the underwriters against certain liabilities under the Securities Act of 1933 or to contribute to payments that the underwriters may be required to make in respect thereof.

The notes are new issues of securities with no established trading markets. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes of each series after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

In connection with the offering of notes of either series, the underwriters may purchase and sell notes of that series in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes of a given series to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes of a given series in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes of a given series made for the purpose of preventing or retarding a decline in the market price of the notes of that series while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the joint book-running managers, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes of the relevant series. They may also cause the price of the notes of the relevant series to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of the notes to the public in that Relevant Member State, prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State of any notes at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year (2) a total balance sheet of more than €43 million and (3) an annual net turnover of more than €50 million, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)	in any other circumstances which do not require the publication of a prospectus pursuant to Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, each underwriter has represented and agreed that:

(i)	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom;

(ii)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to TD AMERITRADE; and

(iii)	in relation to any notes which have a maturity of less than one year, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by TD AMERITRADE.

Conflicts of Interest

TD Securities (USA) LLC, one of the underwriters participating in the sale of the notes offered by this prospectus supplement, is under common control with us, and this relationship qualifies as a “conflict of interest” under Rule 2720 of the NASD Conduct Rules. In addition, one or more of our indirectly, wholly-owned broker-dealer subsidiaries, including, but not limited to, TD AMERITRADE Inc., may help place some of the notes offered under this prospectus supplement. Our relationship with TD AMERITRADE Inc. and such other broker-dealer subsidiaries, in each case to the extent such entity assists in the placement of the notes offered hereby, also qualifies as a “conflict of interest” under Rule 2720 of the NASD Conduct Rules.

Each of TD Securities (USA) LLC, TD AMERITRADE Inc. and any other broker-dealer subsidiary of TD AMERITRADE Holding Corporation who helps place some of the notes offered under this prospectus supplement will not confirm sales to accounts over which they exercise discretionary authority without the prior specific written approval of the customer in accordance with Rule 2720 of the NASD Conduct Rules.

This offering is made in compliance with the applicable provisions of Rule 2720 of the NASD Conduct Rules. Because the notes are investment grade rated by one or more nationally recognized statistical rating agencies, compliance with these rules only requires the disclosure set forth under this subsection captioned “— Conflicts of Interest.”

Other Relationships

TD Securities (USA) LLC is an indirect, wholly-owned subsidiary of the Toronto-Dominion Bank (“TD”). As a result of our acquisition of TD Waterhouse in 2006, TD became one of our affiliates, owning approximately 45.1% of our common stock as of September 30, 2009, of which 45% is permitted to be voted under the terms of the stockholders agreement among TD, the Company and certain other stockholders. Pursuant to the stockholders agreement, TD has the right to designate five of twelve members to the Company’s board of directors. We transact business and have extensive relationships with TD and certain of its affiliates. A description of significant transactions with TD and its affiliates is set forth in “Note 20. Related Party Transactions” to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, which is incorporated herein by reference.

The net proceeds of this offering will be used to repay our existing senior secured term loan facilities. Affiliates of certain of the underwriters are lenders under the Company’s existing senior secured term loan facilities and will each receive their pro rata share of such repayment. None of the affiliates of such underwriters will receive 5% or more of the proceeds of this offering as repayment for such debt.

Certain of the underwriters and their affiliates have in the past provided, are currently providing and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may currently or in the future receive, customary fees and expenses. In addition, in the ordinary course of business, certain of the underwriters and their respective affiliates may participate in loans and actively trade our securities for their own account or for the accounts of customers and, accordingly, such underwriters and their respective affiliates may at any time hold long or short positions in such securities.

LEGAL MATTERS

The validity of the notes and certain other matters will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of TD AMERITRADE appearing in TD AMERITRADE’s Annual Report on Form 10-K for the year ended September 30, 2009, and the effectiveness of TD AMERITRADE’s internal control over financial reporting as of September 30, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements, are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

PROSPECTUS

TD AMERITRADE Holding Corporation

Debt Securities
Guarantees

We may offer senior debt securities and related guarantees by one or more of our subsidiaries from time to time in one or more series. We will provide specific terms of any offering of these debt securities and related guarantees, together with the terms of the offering, the public offering price and our net proceeds from the sale thereof, in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

We may sell these debt securities and related guarantees on a continuous or delayed basis through one or more agents, dealers or underwriters as designated from time to time, or directly to purchasers or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of debt securities and related guarantees. If any agents, dealers or underwriters are involved in the sale of any debt securities and related guarantees, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of debt securities and related guarantees will be the public offering price of those debt securities less the applicable discount, in the case of an offering made through an underwriter, or the purchase price of those debt securities less the applicable commission, in the case of an offering through an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of those debt securities and related guarantees.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 19, 2009.

TABLE OF CONTENTS

Prospectus

ABOUT THIS PROSPECTUS

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference in this prospectus, is available to you without charge upon written or oral request to: TD AMERITRADE Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127, Attention: Investor Relations, (800) 237-8692.

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or the “Securities Act.” Under the automatic shelf process, we may, over time, offer and sell the debt securities described in this prospectus or in any applicable prospectus supplement in one or more offerings. This prospectus only provides you with a general description of the debt securities we may offer. Each time we offer and sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of those debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before you make any investment decision, you should read both this prospectus and any prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise indicated, references to “we,” “us,” “our,” the “Company,” or “TD AMERITRADE” mean TD AMERITRADE Holding Corporation and its subsidiaries, and references to “fiscal” mean the Company’s fiscal year ended September 30 (for fiscal years 2009, 2008 and 2007) or the last Friday of September (for fiscal years prior to 2007).

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated or deemed to be incorporated by reference herein or any free writing prospectus that we prepare and distribute. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, the accompanying prospectus supplement or any such free writing prospectus.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated or deemed to be incorporated by reference herein is correct as of any time subsequent to its date.

The exhibits to our registration statement contain the full text of certain agreements and other important documents we have summarized in or incorporated by reference into this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the debt securities and related guarantees we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents we have already filed with the SEC (file number 000-49992) and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities

Exchange Act of 1934, or the “Exchange Act” (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2009 filed with the SEC on November 13, 2009;

•	Current Reports on Form 8-K filed with the SEC on October 30, 2009 and November 10, 2009; and

•	Definitive Proxy Statement for the 2009 Annual Meeting of Stockholders filed with the SEC on January 6, 2009.

Our SEC filings are available free of charge through our Internet website at http://www.amtd.com as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. However, the information on our Internet site is not part of this prospectus or any accompanying prospectus supplement or other offering materials. You may also request a copy of our SEC filings at no cost, by writing or telephoning us at:

TD AMERITRADE Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127
Attention: Investor Relations
Telephone: (800) 237-8692

Our SEC filings are also available at the SEC’s website at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference a number of forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions. In particular, forward-looking statements include, without limitation, our expectations regarding: the effect of client trading activity on our results of operations; the effect of changes in interest rates on our net interest spread; average commissions and transaction fees per trade; amounts of commissions and transaction fees, asset-based revenues and other revenues; our migration of client cash balances into the insured deposit account offering; amounts of total expenses; our effective income tax rate; our capital and liquidity needs and our plans to finance such needs; and the impact of recently-issued accounting pronouncements. Our actual results could differ materially from those anticipated in such forward-looking statements. Important factors that may cause such differences include, but are not limited to: general economic and political conditions; fluctuations in interest rates; stock market fluctuations and changes in client trading activity; credit risk with clients and counterparties; increased competition; systems failures and capacity constraints; network security risks; our ability to service debt obligations; our ability to achieve the benefits of the thinkorswim Group Inc. acquisition; regulatory and legal uncertainties and the other risks and uncertainties set forth under the caption “Item 1A — Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You should refer to the “Risk Factors” section of this prospectus and to the Company’s periodic and current reports filed with the SEC for specific risks which would cause actual results to be significantly different from those expressed or implied by these forward-looking statements. Any forward-looking statements speak only as of the date the statement is made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

THE COMPANY

TD AMERITRADE, a Delaware corporation, was established in 1971 as a local investment banking firm and began operations as a retail discount securities brokerage firm in 1975. TD AMERITRADE is a leading provider of securities brokerage services and technology-based financial services to retail investors and business partners, predominantly through the Internet, a national branch network and relationships with independent registered investment advisors. TD AMERITRADE common stock is traded on the NASDAQ Global Select Market under the symbol “AMTD.” Our principal executive offices are located at 4211 South 102nd Street, Omaha, Nebraska 68127, and our telephone number at that address is (402) 331-7856. Our website is located at http://www.amtd.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

An investment in our debt securities involves significant risks. Before purchasing any debt securities and the related guarantees, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of debt securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested or applied to repay short-term debt prior to their stated use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Fiscal Year Ended
	September 30, 2009		September 30, 2008		September 30, 2007		September 29, 2006		September 30, 2005

Ratio of earnings to fixed charges (1)	16.4	x	4.7	x	2.8	x	2.9	x	4.7	x
Ratio of earnings to fixed charges, excluding brokerage interest expense (2)	20.8	x	15.2	x	8.9	x	9.1	x	57.6	x

(1)	For purposes of calculating our ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes plus fixed charges. “Fixed charges” consist of (i) interest on indebtedness, including amortization of capitalized debt issuance costs, (ii) brokerage interest expense, and (iii) the portion of rents representative of interest expense (which the Company estimates to be one-third of rental expense).

(2)	Because interest expense incurred in connection with brokerage activities is completely offset by brokerage interest revenue, the Company considers such interest to be a reduction of net revenues. Accordingly, the ratio of earnings to fixed charges, excluding brokerage interest expense, reflects the elimination of such interest expense from fixed charges.

DESCRIPTION OF DEBT SECURITIES

We will issue the senior debt securities in one or more series. Debt securities will be issued under the indenture dated as of November 19, 2009, among us, TD AMERITRADE Online Holdings Corp., a Delaware corporation and one of our wholly-owned subsidiaries, as guarantor, and The Bank of New York Mellon Trust Company, National Association, as trustee, or any other indenture which we identify in a prospectus supplement (we refer to the indenture dated as of November 19, 2009, and any such other indenture, as the “indenture”). We have summarized below the material provisions of the indenture. Additionally, the indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended. However, because this summary is not complete, it is subject to and is qualified in its entirety by reference to the indenture, which we have filed as an exhibit to the registration statement of which this prospectus forms a part. Definitions of certain terms used in this “Description of Debt Securities” may be found below under “— Certain Definitions.” In this “Description of Debt Securities,” “we,” “us,” “our,” “the Company” and similar words refer to TD AMERITRADE Holding Corporation and not any of its subsidiaries.

General

The debt securities will be our general obligations and will rank on a parity with our other unsecured and unsubordinated indebtedness. The debt securities will be effectively subordinated to our senior secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The debt securities will be fully and unconditionally guaranteed as described below by each of our current and future subsidiaries that is or becomes a borrower or a guarantor under our Restated Credit Agreement (each a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”). Each guarantee of the debt securities will be a general obligation of the Subsidiary Guarantors and will rank on a parity with the other unsecured and unsubordinated indebtedness of the Subsidiary Guarantors. The guarantees will be effectively subordinated to any secured indebtedness of the Subsidiary Guarantors, to the extent of the value of the collateral securing such indebtedness. As of the date of this prospectus, the only subsidiary guarantor is TD AMERITRADE Online Holdings Corp., a Delaware corporation and one of our wholly-owned subsidiaries.

We may issue the debt securities in one or more series, as authorized from time to time by our Board of Directors, any committee of our Board of Directors or any duly authorized officer. The indenture does not limit our ability to incur additional indebtedness, nor does it afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving our Company. Reference is made to the applicable prospectus supplement for information with respect to any additions to, or modifications or deletions of, the events of default or covenants described below.

We will describe in a supplement to this prospectus the particular terms of any debt securities being offered, any modifications of or additions to the general terms of the debt securities and any U.S. Federal income tax considerations that may be applicable in the case of offered debt securities. Accordingly, you should read both the prospectus supplement relating to the particular debt securities being offered and the general description of debt securities set forth in this prospectus before investing.

The particular terms of a series of debt securities will be set forth in an officers’ certificate or supplemental indenture, and described in the applicable prospectus supplement. We urge you to read the indenture as supplemented by any officers’ certificate or supplemental indenture because the indenture, as supplemented, and not this section, defines your rights as a holder of the debt securities.

The applicable prospectus supplement will describe specific terms relating to the series of debt securities being offered. These terms will include some or all of the following:

•	the title of the series of debt securities;

•	the aggregate principal amount and authorized denominations (if other than $1,000 and integral multiples of $1,000);

•	the public offering price;

•	the original issue and stated maturity date or dates;

•	the interest rate or rates (which may be fixed or floating), if any, the method by which the rate or rates will be determined and the interest payment and regular record dates;

•	the manner and place of payment of principal and interest, if any;

•	if other than U.S. dollars, the currency or currencies in which payment of the public offering price and/or principal and interest, if any, may be made;

•	whether (and if so, when and at what price) we may be obligated to repurchase the debt securities;

•	whether (and if so, when and at what price) the debt securities can be redeemed by us or the holder;

•	under what circumstances, if any, we will pay additional amounts on the debt securities to non-U.S. holders in respect of taxes;

•	whether the debt securities will be issued in registered or bearer form (with or without coupons) and, if issued in the form of one or more global securities, the depositary for such securities;

•	where the debt securities can be exchanged or transferred;

•	whether the debt securities may be issued as original issue discount securities, and if so, the amount of discount and the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

•	whether (and if so, when and at what rate) the debt securities will be convertible into shares of our common stock;

•	whether there will be a sinking fund;

•	provisions, if any, for the defeasance or discharge of the debt securities;

•	any addition to, or modification or deletion of, any events of default or covenants contained in the indenture relating to the debt securities; and

•	any other terms of the series.

If we issue original issue discount securities, we will also describe in the applicable prospectus supplement the U.S. Federal income tax consequences and other special considerations applicable to those securities.

We are not required to issue all of the debt securities of a series at the same time, and debt securities of the same series may vary as to interest rate, maturity and other provisions. Unless otherwise provided in the applicable prospectus supplement, the aggregate principal amount of a series may be increased and additional debt securities of such series may be issued.

Denominations, Registration, Transfer and Exchange

Unless otherwise specified in the applicable prospectus supplement, the debt securities of any series will be issued only as registered securities, in global or certificated form and in denominations of $1,000 and any integral multiple thereof, and will be payable only in U.S. dollars. For more information regarding debt securities issued in global form, see “—Book-Entry, Delivery and Form” below. Unless otherwise indicated in the applicable prospectus supplement, any debt securities we issue in bearer form will have coupons attached.

Registered debt securities of any series will be exchangeable for other registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions. If so provided in the applicable prospectus supplement, to the extent permitted by law, debt securities of any series issued in bearer form which by their terms are registrable as to principal and interest may be exchanged, at the option of the holders, for registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions, upon surrender of those securities at the corporate trust office of the trustee or at any other office or agency designated by us for the purpose of making any such exchanges. Except in certain limited circumstances, debt securities issued in bearer form with coupons surrendered for exchange must be surrendered with all unmatured coupons and any matured coupons in default attached thereto.

Upon surrender for registration of transfer of any registered debt security of any series at the office or agency maintained for that purpose, we will execute, and the trustee will authenticate and deliver, in the name of the designated transferee, one or more new registered debt securities of the same series in the same aggregate principal amount of authorized denominations and having the same stated maturity date and other terms and conditions. We may not impose any service charge, other than any required tax or other governmental charge, on the transfer or exchange of debt securities.

We are not required (i) to issue, register the transfer of or exchange debt securities of any series during the period from the opening of business 15 days before the day a notice of redemption relating to debt securities of that series selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register the transfer of or exchange any debt security so selected for redemption, except for the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

If we issue a series of debt securities only in registered form, we will maintain in each place of payment for those debt securities an office or agency where the debt securities may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the debt securities and the indenture. We may also maintain an office or agency in a place of payment for that series of debt securities located outside the United States, where any registered debt securities of a series may be surrendered for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the debt securities and the indenture.

We will give prompt written notice to the trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee. We have appointed the trustee as our agent to receive all presentations, surrenders, notices and demands with respect to the applicable series of debt securities.

Restrictive Covenants

The prospectus supplement relating to a series of debt securities may describe restrictive covenants, if any, to which we may be bound under the applicable indenture.

Merger or Consolidation

Unless otherwise indicated in the applicable prospectus supplement, as long as any debt securities are outstanding, we may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

•	either (a) we are the survivor formed by or resulting from such consolidation or merger or (b) the surviving or successor entity is a corporation or limited liability company organized or existing under the laws of the United States, any State of the United States or the District of Columbia;

•	the surviving or successor entity (if other than the Company) or the person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Company under the debt securities and the indenture pursuant to a supplemental indenture reasonably satisfactory to the trustee;

•	immediately after completion of the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, has occurred and is continuing; and

•	the surviving or successor entity shall have delivered to the trustee an opinion of counsel stating that such transaction and any supplemental indenture entered into in connection with such transaction comply with the indenture provisions and that all conditions precedent in the indenture relating to such transaction have been complied with.

In addition, the Company may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another person. However, this restriction on mergers and consolidations shall not apply to:

•	a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

•	any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Company and its Subsidiaries.

Additional Subsidiary Guarantees

We will not permit any of our domestic subsidiaries to, directly or indirectly, guarantee any person’s obligations under our Restated Credit Agreement unless such Subsidiary is a Subsidiary Guarantor or concurrently executes a supplemental indenture and a guarantee.

Reports by the Company

We and each Subsidiary Guarantor will file with the trustee, within 15 days after we are required to file with the SEC, copies of the annual reports and of the information, documents, and other reports which we have so filed with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. Filing of any such annual report, information, documents and such other reports on the SEC’s EDGAR system (or any successor thereto) or any other publicly available database maintained by the SEC will be deemed to satisfy this requirement.

Events of Default

“Event of Default” means, with respect to a series of debt securities, any of the following events:

•	failure to pay interest on the debt securities of such series, which failure continues for a period of 30 days after payment is due;

•	failure to make any principal or premium payment on the debt securities of such series when due;

•	failure to comply with any covenant or other agreement in the indenture or any term in the debt securities for 60 days after we receive notice from the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding voting as a single class;

•	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such indebtedness now exists, or is created after the date of the indenture, and which default (i) is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a “Payment Default”) or (ii) results in the acceleration of such indebtedness prior to its express maturity; and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

•	certain events of bankruptcy, insolvency or reorganization of our Company or any of our Subsidiaries that is a Significant Subsidiary or any group of our Subsidiaries that, taken together, would constitute a Significant Subsidiary;

•	except as permitted by the indenture, any guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its guarantee; or

•	any other event of default provided with respect to debt securities of such series pursuant to the indenture.

In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company, any Subsidiary of the Company that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding debt securities of each series will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of a particular series may declare all the debt securities of such series to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding debt securities of a particular series may direct the trustee in its exercise of any trust or power with respect to that series. The trustee may withhold from holders of the debt securities of any series notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal, interest or premium, on such debt securities, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture with respect to any series of debt securities at the request or direction of any holders of such series of debt securities unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a debt security of a particular series may pursue any remedy with respect to the indenture or such series of debt securities unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series have requested the trustee to pursue the remedy;

(3) such holders have offered security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding debt securities of a particular series by notice to the trustee may, on behalf of the holders of all of the debt securities of such series, rescind an acceleration or waive any existing default or event of default and its consequences under the indenture, except a continuing default or event of default in the payment of interest or premium on, or the principal of, the debt securities of such series.

We are required to deliver to the trustee annually a certificate regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required to deliver to the trustee a statement specifying such default or event of default.

Modification or Waiver

We, each Subsidiary Guarantor and the trustee may, at any time and from time to time, amend the indenture without the consent of the holders of outstanding debt securities for any of the following purposes:

•	to effect the assumption of our or any Subsidiary Guarantor’s obligations under the indenture by a successor corporation;

•	to impose additional covenants and events of default or to add guarantees of any Person for the benefit of the holders of any series of debt securities;

•	to add or change any of the provisions of the indenture relating to the issuance or exchange of debt securities of any series in registered form, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of such series or related coupons in any material respect;

•	to change or eliminate any of the provisions of the indenture, but only if the change or elimination becomes effective when there is no outstanding debt security of any series or related coupon which is entitled to the benefit of such provision and as to which such modification would apply;

•	to secure the debt securities;

•	to supplement any of the provisions of the indenture to permit or facilitate the defeasance and discharge of any series of debt securities, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of any series or related coupons in any material respect;

•	to establish the form or terms of the debt securities and coupons, if any, of any series as permitted by the indenture;

•	to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture to facilitate the administration of the trusts by more than one trustee;

•	to correct any mistakes or defects in the indenture, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of any series or related coupons in any material respect;

•	to conform the text of the indenture, the debt securities or the guarantees to any provision of a description of such debt securities appearing in a prospectus or a prospectus supplement to which such debt securities were offered to the extent that such provision was intended to be a verbatim recitation of a provision of the indenture, the debt securities or the guarantees;

•	to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a guarantee with respect to the debt securities of a particular series; and

•	to comply with requirements of the SEC in order to effect or maintain the qualification of this indenture under the Trust Indenture Act of 1939.

In addition, we, each Subsidiary Guarantor and the trustee may modify the indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding debt securities affected by such modification to add, change or eliminate any provision of, or to modify the rights of holders of debt securities of such series under, the indenture. But we may not take any of the following actions without the consent of each holder of outstanding debt securities affected thereby:

•	change the stated maturity of the principal of, or any installment of interest on, the debt securities of any series or related coupon, reduce the principal amount thereof, the interest thereon or any premium payable upon redemption thereof, change the currency or currencies in which the principal, premium or interest is denominated or payable;

•	reduce the amount of, or impair the right to institute suit for the enforcement of, any payment on the debt securities of any series following maturity thereof;

•	reduce the percentage in principal amount of outstanding debt securities of any series required for consent to any waiver of defaults or compliance with certain provisions of the indenture;

•	release any Subsidiary Guarantor from any of its obligations under its guarantee of the indenture, except in accordance with the term of the indenture; or

•	modify any provision of the indenture relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions cannot be modified or waived without the consent of each holder of outstanding debt securities affected thereby.

A modification with respect to one or more particular series of debt securities and related coupons, if any, will not affect the rights under the indenture of the holders of debt securities of any other series and related coupons, if any.

The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default under the indenture with respect to the debt securities of such series, except a default (i) in the payment of principal of, premium, if any, or interest on such series or (ii) in respect of a covenant or provision which, as described above, cannot be modified or amended without the consent of each holder of debt securities of such series. Upon any such waiver, the default will cease to exist with respect to the debt securities of such series and any Event of Default arising therefrom will be deemed to have been cured for every purpose of the debt securities of such series under the indenture, but the waiver will not extend to any subsequent or other default or impair any right consequent thereon.

We may elect in any particular instance not to comply with certain covenants set forth in the indenture or the debt securities of any series if, before the time for such compliance, the holders of at least a majority in principal amount of the outstanding debt securities of such series either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, our obligations and the duties of the trustee in respect of any such provision will remain in full force and effect.

Discharge, Legal Defeasance and Covenant Defeasance

We may be discharged from all of our obligations with respect to the outstanding debt securities of any series (except as otherwise provided in the indenture) when:

•	either (i) all the debt securities of such series and related coupons, if any, have been delivered to the trustee for cancellation, or (ii) all the debt securities of such series and related coupons, if any, not delivered to the trustee for cancellation:

have become due and payable;

will become due and payable at their stated maturity within one year; or

are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice by the trustee;

and we, in the case of clause (ii), have irrevocably deposited or caused to be deposited with the trustee, in trust, an amount in U.S. dollars or the equivalent in U.S. government securities sufficient for payment of all principal of, premium, if any, and interest on those debt securities when due or to the date of deposit, as the case may be; provided, however, in the event a petition for relief under any applicable federal or state bankruptcy, insolvency or other similar law is filed with respect to our Company within 91 days after the deposit and the trustee is required to return the deposited money to us, our obligations under the indenture with respect to those debt securities will not be deemed terminated or discharged;

•	we have paid or caused to be paid all other sums payable by us under the indenture;

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent relating to the satisfaction and discharge of the indenture with respect to such series of debt securities have been complied with; and

•	we have delivered to the trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters or a ruling of the Internal Revenue Service to the effect that holders of debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and discharge.

We may elect (i) to be discharged from our obligations with respect to the outstanding debt securities of any series (except as otherwise specified in the indenture) or (ii) to be released from our obligation to comply with certain of the provisions of the indenture described above under “—Merger or Consolidation” with respect to the outstanding debt securities of any series (and, if so specified, any other obligation or restrictive covenant added for the benefit of the holders of such series of debt securities), in either case, if we satisfy each of the following conditions:

•	we deposit or cause to be deposited irrevocably with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of debt securities of such series money or the equivalent in U.S. government securities, or any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, for payment of all principal of, premium, if any, and interest on the outstanding debt securities of such series when due;

•	such deposit does not cause the trustee with respect to the debt securities of such series to have a conflicting interest with respect to the debt securities of such series;

•	such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound;

•	on the date of such deposit, there is no continuing Event of Default with respect to the debt securities of such series or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the debt securities of such series and, with respect to the option under clause (i) above only, no Event of Default with respect to such series under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to such series under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and

•	we deliver to the trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters or a ruling of the Internal Revenue Service to the effect that the holders of debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance or discharge.

Notwithstanding the foregoing, if we exercise our option under clause (ii) above and an Event of Default with respect to such series of debt securities under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to such series of debt securities under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, our obligation to comply with the provisions of the indenture described above under “—Merger or Consolidation” with respect to those debt securities will be reinstated.

The Trustee Under the Indenture

We maintain ordinary banking relationships and, from time to time, obtain credit facilities and lines of credit with a number of banks, including the trustee, The Bank of New York Mellon Trust Company, National Association, or its affiliates.

Book-Entry, Delivery and Form

We may issue the debt securities of a series in whole or in part in global form that we will deposit with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. We will make payments of principal of, and premium, if any, and interest on debt securities represented by a global security to the trustee and then by the trustee to the depositary.

We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and will be registered in the name of DTC’s nominee, and that the following provisions will apply to the depositary arrangements with respect to any global securities. We will describe additional or differing terms of the depositary arrangements in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the debt securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some states may require that some purchasers of securities take physical delivery of those securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

We will make payments due on any debt securities represented by a global security to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. Payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

Neither we nor the trustee nor any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that DTC will take any action permitted to be taken by a holder of securities (including the presentation of securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of such portion of the aggregate principal amount of the securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the debt securities represented by a global security, DTC will exchange each global security for definitive securities, which it will distribute to its participants.

If the depositary for any of the debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the obligor within 90 days, we will issue debt securities in definitive form in exchange for the registered global security that had been held by the depositary. Any debt securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the obligor or trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary. In addition, we may at any time determine that the debt securities of any series shall no longer be represented by a global security and will issue securities in definitive form in exchange for such global security pursuant to the procedure described above.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC or its participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Certain Definitions

We have summarized below certain defined terms as used in the indenture. We refer you to the indenture for the full definition of these terms.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“GAAP” means, as to a particular Person, such accounting principles as, in the opinion of the independent public accountants regularly retained by such Person, conform at the time to accounting principles generally accepted in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Restated Credit Agreement” means the Amended and Restated Credit Agreement of the Company, to be dated on or about November 25, 2009, among the Company, the lending institutions party thereto and The Bank of New York Mellon, as administrative agent, and any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced in whole or in part from time to time.

“Significant Subsidiary” means, at any time, any Subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X, promulgated by the SEC pursuant to the Securities Act of 1933, as amended, as such regulation is in effect on the date of the indenture, determined based upon the Company’s most recent consolidated financial statements for the most recently completed fiscal year as set forth in the Company’s Annual Report on Form 10-K (or 10-K/A) filed with the SEC; provided that in the case of a Subsidiary formed or acquired after the date of the indenture, the determination of whether such Subsidiary is a Significant Subsidiary shall be made on a pro forma basis based on the Company’s most recent consolidated financial statements for the most recently completed fiscal quarter or fiscal year, as applicable, as set forth in the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K (or 10-K/A), as applicable, filed with the SEC.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

PLAN OF DISTRIBUTION

We may sell debt securities offered by this prospectus in and/or outside the United States:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

We will describe in a prospectus supplement the particular terms of any offering of debt securities, including the following:

•	the names of any underwriters or agents;

•	the proceeds we will receive from the sale;

•	any discounts and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the applicable debt securities may be listed.

If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The debt securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities are purchased.

We may sell debt securities through agents or dealers designated by us. Any agent or dealer involved in the offer or sale of the debt securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent or dealer will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase debt securities from us as principal and may resell those debt securities at varying prices to be determined by the dealer.

We also may sell debt securities directly. In this case, no underwriters or agents would be involved.

Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make, and to reimburse them for certain expenses.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In order to facilitate the offering of the debt securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or other securities the prices of which may be used to determine payments on the securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities or of such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We may solicit offers to purchase debt securities directly from, and we may sell debt securities directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

Some or all of the debt securities may be new issues of securities with no established trading market. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

The validity of the debt securities and certain other matters will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Any underwriter, dealer or agent will be advised about other issues relating to any offering by its own legal counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of TD AMERITRADE appearing in TD AMERITRADE’s Annual Report on Form 10-K for the year ended September 30, 2009, and the effectiveness of TD AMERITRADE’s internal control over financial reporting as of September 30, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements, are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

$

TD AMERITRADE Holding Corporation

$          % Senior Notes due
$          % Senior Notes due

PROSPECTUS SUPPLEMENT
November   , 2009

Joint Book-Running Managers and Joint Lead Managers

BofA Merrill Lynch
Citi

Joint Lead Manager

TD Securities

Co-Managers

Barclays Capital
J.P. Morgan
Wells Fargo Securities

BNY Mellon Capital Markets, LLC